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                                                                     Exhibit 2.1


                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("AGREEMENT") is made as of December 22, 2003, among Better Solutions, Inc., a Pennsylvania corporation ("BUYER"), Superior Staffing Solutions, Inc., a Pennsylvania corporation ("Seller"), Craig Fusting ("FUSTING"), Charles Smith ("SMITH"), and Reginald Belden ("BELDEN") (Fusting, Smith and Belden shall be referred to collectively as "PRINCIPALS" and together with the Seller, the "SELLER PARTIES"). Capitalized terms used herein are defined in the text; an index of such terms is attached to the end of this Agreement.

                                    PREAMBLE

         Seller is engaged in the business of making temporary and permanent placements of nursing personnel in Pennsylvania (the "BUSINESS"). Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of Seller's assets used or useful in connection with, or otherwise relating to, the Business, all upon the terms and subject to the conditions set forth herein. Seller is also engaged in making temporary and permanent placements of nursing personnel in North Carolina (the "NORTH CAROLINA OPERATIONS"), but none of the assets, liabilities, or any other aspect of the North Carolina Operations will be sold, assumed or otherwise transferred pursuant to this Agreement. Therefore, the parties agree as follows with the intent to be legally bound.

                                    AGREEMENT

                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS

         1.01. Purchase and Sale of Assets. On the Closing Date, Seller will sell to Buyer, and Buyer will purchase from Seller, all of Seller's rights, title and interest in and to all of the assets and properties of Seller related to or used or useful in connection with the Business other than the Excluded Assets (collectively, the "ASSETS"), free and clear of any Liens, including without limitation:

               (a) all equipment, computer hardware, software, machinery, fixtures, tools, and furniture used or useful in connection with, or otherwise related to, the Business (collectively, the "EQUIPMENT"), and all supplies, spare parts and warranties relating to any of the Equipment;

               (b) all patents, registered and unregistered trademarks, service marks, logos, designs, corporate and trade names, and registered and common law copyrights, and all applications therefor, used or useful in connection with, or otherwise related to, the Business;

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               (c) all inventions, discoveries, techniques, processes, methods, formulae, designs, trade secrets, confidential information, know-how and ideas used or useful in connection with or otherwise related to the Business (together with the items listed in subsection (b) above, the "INTELLECTUAL PROPERTY");

               (d) all accounts receivable of the Business, including accounts related to services provided to customers that have not yet been billed and thus may not be reflected yet on Seller's books as a receivable (the "RECEIVABLES"), deposits, investments, securities, advance payments, and all other claims, causes of action, choses in action and rights of recovery and setoff relating to the Business or any of the Assets that the Seller has against any Person;

               (e) to the extent transferable, all rights under (i) all contracts, agreements, licenses, commitments and purchase orders with Seller's customers for sales of Seller's services and (ii) all of Seller's contractual provisions, agreements, licenses, or commitments constituting restrictive covenants made by its employees, agents, representatives and Principals (the "BUSINESS AGREEMENTS");

               (f) to the extent transferable, all rights under all permits, licenses, franchises, certificates, authorizations, consents and approvals obtained from or issued by any governmental entity that are necessary or desirable for the ownership or operation of the Business or the ownership, operation or use of any of the Assets (collectively, the "BUSINESS PERMITS");

               (g) all books, records, customer lists, files, ledgers, drawings, specifications and manuals relating to the Business or any of the Assets, all advertising materials relating to the Business and all other information relating to the Business or any of the Assets, regardless of the form in which such information appears; and

               (h) all goodwill of the Business or associated with any of the Assets.

         1.02. Excluded Assets. Notwithstanding any other provision hereof, the Assets do not include the following (the "EXCLUDED ASSETS"): (a) assets or properties of Seller relating to the North Carolina Operations; (b) real property; (c) automobiles; (d) any employee benefit plan, policy or arrangement, whether formal or informal, sponsored, maintained, or contributed to by Seller, including without limitation any retirement plan, 401(k) plan, or health plan, and any trust fund, account, or other amount related to or held in connection therewith; (e) leases (including without limitation leases for office space, property (real or personal), equipment or any other asset); (f) rights under all loans, lines of credit or similar obligations; (g) insurance policies; (h) claims (and benefits to the extent they arise therefrom) and litigation against third parties to the extent that such claims and litigation relate to any Excluded Assets; (i) any books and records that such party is required by law to retain, and any books and records relating solely to Excluded Assets or Excluded Liabilities, provided, however, that Seller will


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promptly provide Buyer with copies thereof upon Buyer's request; (j) cash on hand as of December 19, 2003; and (k) any rights that accrue or will accrue to Seller under this Agreement.

         1.03. Assumption of Liabilities. At the Closing, Buyer will assume and become liable only for liabilities that (a) arise out of the Assets or the Business as conducted after thirty (30) days after the Closing Date, (b) arise out of events first occurring or conditions first existing thirty (30) days from and after the date of the Closing, and (c) those expenses incurred in the ordinary course of business during the thirty (30) day period from and after the Closing Date and that are listed in Schedule 1.03, but excluding any contractual liability or obligation to the provider billing for such expenses (collectively, the "ASSUMED LIABILITIES"). All liabilities not meeting the forgoing conditions or which arise out of or relate to the Excluded Assets (collectively, the "EXCLUDED LIABILITIES"), will continue to be liabilities of Seller. Without limiting the generality of the foregoing, Excluded Liabilities shall include (1) Seller's accrued payroll liability for its administrative employees and outside employees (as defined in Section 2.17) and (2) all loans, lines of credit , notes payable, trade payables and/or similar obligations (collectively "PAYABLES").

         1.04. Purchase Price. The purchase price for the Assets (the "PURCHASE PRICE") will be four million, two hundred thousand U.S. Dollars ($4,200,000.00), which amount is subject to adjustment in accordance with Section 1.05, exclusdes certain interest amounts and is payable as follows:

               (a) On the Closing Date, Buyer will pay one million, five hundred thousand dollars ($1,500,000.00) to Seller.

               (b) Within thirty (30) days after the Closing Date, Buyer will pay Seller an amount equal to one half of Seller's Surplus Receivables, if any, as determined pursuant to Section 1.05(b).

               (c) On the Closing Date, Buyer will issue to Seller such number of shares of Common Stock of World Health Alternatives, Inc. ("PARENT") as shall be equal to (x) $400,000 divided by (y) the Average Trading Price. For purposes of this Section 1.04, the "AVERAGE TRADING Price" means the average of the last closing price of Parent's common stock on the OTC Bulletin Board for the ten
(10) trading days preceding and including the Closing Date, and rounded up to the nearest whole number of shares (the "SHARES"). For example, if, over the ten day period before the Closing Date, the Stock price closed at $1.10 for five days and $1.00 for five days, the mean average Share price would be $1.05, resulting in Seller receiving 380,952 Shares ($400,000/$1.05 = 380,952.38). No fractional shares or cash in lieu of fractional shares will be issued. Buyer will provide to Seller a certificate evidencing the Shares as soon as reasonably practicable after the Closing Date, which certificate will contain a restrictive legend in accordance with Section 4.06.


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               (d) As soon as reasonably practicable following the Closing but not later than thirty days thereafter, Buyer will pay one million, five hundred thousand dollars ($1,500,000.00) to Seller.

               (e) On the first business day of each calendar quarter commencing with the first calendar quarter of 2004 and ending with the third calendar quarter of 2006, Buyer will make quarterly payments to Seller in the amount of ninety-five thousand and thirty dollars ($95,030.00).

               (f) All payments to be made by Buyer hereunder shall be made via wire transfer from PNC Bank (or other comparable commercial bank) to: Belden Law Firm Escrow Account (held by Commercial National Bank).

         1.05. Post-Closing Adjustments.

               (a) Not more than ten (10) business days prior to the Closing Date, Seller and Buyer shall, in good faith, using Seller's then available financial information, jointly estimate in accordance with generally accepted accounting principles ("GAAP") applied in a manner consistent with that used by Seller in preparing its historical financial statements, (i) the amount of Seller's Receivables as of such date (the "ESTIMATED RECEIVABLES (ii) the amount of Seller's Payables as of such date (the "ESTIMATED PAYABLES", and (iii) the positive difference, if any, between Estimated Receivables minus Estimated Payables (the "ESTIMATED SURPLUS RECEIVABLES"). If Seller and Buyer cannot agree on such estimates, then such estimates will be the average of their respective good faith determinations.

               (b) Within twenty-five days after the Closing Date, Buyer will prepare and deliver to Seller a final statement (the "FINAL STATEMENT) of (i) the amount of Receivables as of the Closing Date (the "FINAL RECEIVABLES), (ii) the amount of Payables as of the Closing Date (the "FINAL PAYABLES"), (iii) the positive difference, if any, between Final Receivables minus Final Payables (the "FINAL SURPLUS RECEIVABLES"), and (iv) Seller's portion of Final Surplus Receivables, if any, which portion shall equal one-half (1/2) of Final Surplus Receivables ("SELLER'S SURPLUS RECEIVABLES"), which statement shall be prepared in accordance with GAAP, applied in a manner consistent with that used by Seller in preparing its historical financial statements. Seller will have a period of five days after its receipt of the Final Statement to review the same and to notify Buyer of any disputes regarding the same. As part of such review, Seller and its advisors will have full access to Buyer's work papers, to the preparers of the Final Statement and to the books and records on which the Final Statement is based. If Seller notifies Buyer of any dispute within such five day period, then (A) the parties will negotiate in good faith in an effort to resolve such dispute and (B) Buyer's payment obligation under Section 1.04(b) shall be suspended until the dispute is resolved. If the parties are unable to resolve such dispute within five days after Buyer receives notice of


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the same, then either party may submit such dispute to an independent accounting firm of recognized national or regional standing mutually acceptable to Buyer and Seller for resolution or, if they cannot agree, a Big Four accounting firm chosen by lot (after elimination of those Big Four accounting firms having relationships with the parties) for determination within thirty days after submission of such dispute to such firm. Each of Buyer and Seller will be afforded the opportunity to present to such accounting firm any material related to the determination and to discuss the determination with such accountants. The determination by such accounting firm will be conclusive and binding upon the parties. The fees and expenses of such accounting firm will be shared equally by Seller and Buyer.

               (c) Buyer shall have the right to assume all or any portion of the Final Payables pursuant to written notice from Buyer to Seller. If Buyer chooses to exercise this right, Seller shall take all reasonable actions requested by Buyer in connection with effectuating this right.

               (d) To the extent that Final Receivables are determined by Buyer to be uncollectible, such uncollectible amounts may be offset by Buyer against payments otherwise owing to Seller hereunder. An amount will be considered "uncollectible" if, after Buyer's reasonable commercial efforts to collect the same, it is 150 days past due and, if a reasonable payment arrangements exist, the debtor is not fully complying with those arrangements.

               (e) Seller shall use all funds provided pursuant to Section 1.04 on the Closing Date and all funds provided subsequent to the Closing Date to satisfy its Payables within thirty (30) days after the Closing Date and shall provide to Buyer proof of such satisfaction. Buyer shall have the right to make any post-Closing payment(s) otherwise due to Seller under this Agreement directly to Seller's creditor(s) for application against Seller's Payables in lieu of paying Seller.

         1.06. Assignment of Value. Buyer and Seller will use their best efforts to comply with the applicable requirements of the Internal Revenue Code of 1986, as amended (the "CODE"), by preparing a schedule to be executed at the Closing reflecting the allocation of the Purchase Price to the respective Assets, which allocation will be used by them in preparing their respective income tax returns; provided, that any failure to agree on such allocation will not relieve either party of its obligations hereunder.


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                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller Parties, jointly and severally, hereby represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:

         2.01. Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing in the State of Pennsylvania. Seller is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its business makes such qualification necessary, except to the extent that the failure to be so qualified has not resulted in, and is not reasonably likely to result in, a material adverse change in the business, operations, financial condition or prospects of the Assets or Business (a "MATERIAL ADVERSE CHANGE"), and all of such jurisdictions are listed on Schedule 2.01.

         2.02. Power and Authority. Seller has the corporate power and authority to own its assets, to conduct its business as presently conducted and to execute, deliver and perform this Agreement and the other Transaction Documents.

         2.03. Execution and Binding Effect. This Agreement has been, and on the Closing Date the other Transaction Documents will be, duly and validly executed and delivered by the Seller Parties and constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of the Seller Parties enforceable against the Seller Parties in accordance with their respective terms.

         2.04. No Breach, Default, Violation or Consent. Except as otherwise disclosed on Schedule 2.04, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents do not and will not:

               (a) violate Seller's charter or bylaws;

               (b) breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under any Business Agreement or Business Permit, or require any consent under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of, any Business Agreement or Business Permit;

               (c) breach or otherwise violate any order, writ, judgment, injunction or decree issued by any governmental entity (each a "GOVERNMENTAL ORDER") which names a Seller Party or is directed to a Seller Party, the Business or any of the Assets;

               (d) violate any law, rule, regulation, ordinance or code of any governmental entity (each a "GOVERNMENTAL RULE"); or


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               (e) require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any person or entity (each a "PERSON").

         2.05. Financial Statements. Seller has previously delivered to Buyer correct and complete copies of (a) its reviewed balance sheets and statements of income, retained earnings and cash flows as of and for its fiscal years ended December 31, 2001 and 2002, including the footnotes thereto, and (b) unaudited interim balance sheets and statements of income, retained earnings and cash flows as of and for its three fiscal quarters ended September 30, 2003 (the "CURRENT FINANCIAL STATEMENTS" and, together with the items described in clause
(a) above, the "FINANCIAL STATEMENTS"). The Financial Statements present fairly the financial condition of Seller as at the end of the periods covered thereby and the results of its operations and the changes in its financial position for the periods covered thereby, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby subject, in the case of the Current Financial Statements, to year-end audit adjustments (which will not be material except as otherwise disclosed on Schedule 2.05) and the lack of footnotes and other presentation items. Except as and to the extent otherwise disclosed in the Current Financial Statements and on Schedule 2.05, Seller has no liabilities of any kind, whether direct or indirect, fixed or contingent or otherwise, other than (i) executory obligations under Business Agreements which are not required to be set forth in the Current Financial Statements in accordance with GAAP and (ii) liabilities incurred in the ordinary course of business since September 30, 2003 (the "FINANCIAL STATEMENT DATE").

         2.06. Tax Matters. Except as otherwise disclosed on Schedule 2.06:

               (a) all tax returns and reports required to be filed by Seller have been properly prepared and filed;

               (b) Seller has paid, or has made adequate reserves on its books for the payment of, all taxes, interest, penalties, assessments and deficiencies shown to be due on such tax returns and reports or claimed to be due by any governmental entity or which Seller is required to withhold on behalf of any other Person;

               (c) the reserves and provisions for taxes on the books of Seller are adequate for all open years and for its current fiscal period and properly classify such tax obligations as either current or deferred;

               (d) Seller has no knowledge of any proposed assessment of any additional taxes by any governmental entity or of any basis for any such assessment (whether or not reserved against);


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               (e) the federal income tax liabilities of Seller have been finally determined by the Internal Revenue Service (the "IRS"), or the time for audit has expired, for all fiscal periods ending on or prior to September 30, 2003;

               (f) Seller is not currently being audited by any governmental entity, and no such audit is pending or, to Seller's knowledge, threatened;

               (g) Except for its election to an S Corporation on _____________ , 2000, Seller has not made any tax elections which (i) were in effect in any past year for which the time for audit has not expired, (ii) are currently in effect or (iii) will be in effect at any future time; and

               (h) Seller has not given any waiver or extension of any period of limitation governing the time of assessment or collection of any tax.

         2.07. Litigation. Except as otherwise disclosed on Schedule 2.07, there is no pending or, to Seller's knowledge, threatened investigation, action, claim, demand or proceeding against, involving or relating to Seller, Seller's employees or agents or the Principals, involving or relating to the Business or any of the Assets by or before any governmental entity, arbitrator, mediator or other forum. Schedule 2.07 sets forth a correct and complete list of each investigation, action, claim, demand and proceeding (a) described in the preceding sentence; and (b) in which Seller has been involved since January 1, 1998, including without limitation as the plaintiff or initiating party, together with the parties thereto, the alleged basis therefor, the relief sought therein and the current status thereof.

         2.08. Absence of Certain Changes and Events. Except as otherwise disclosed on Schedule 2.08, since the Financial Statement Date:

               (a) Seller has not incurred any material obligation or liability with respect to the Business except for normal trade obligations incurred in the ordinary course of business;

               (b) no casualty, loss or damage has occurred with respect to any of the Assets, whether or not the same is covered by insurance;

               (c) Seller has not sold, transferred or otherwise disposed of any of its properties or assets related to the Business or any interest therein, or agreed to do any of the foregoing, except pursuant to sales of services in the ordinary course of business;

               (d) Seller has not written off as uncollectible any of the Receivables, or written down the value of any of the Assets, except in each case in the ordinary course of business and at a rate no greater than during the 12-month period ending on the Financial Statement Date;


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               (e) Seller has not waived or released any of its rights with respect to the Business or the Assets or permitted any of such rights to lapse;

               (f) no executive officer or other key employee of Seller has left his or her employment with Seller;

               (g) since November 14, 2002, Seller has not granted, and is not committed to grant, any salary or wage increases to any of its employees employed in connection with the Business;

               (h) Seller has not made, or committed to make, any capital expenditures in excess of $750.00 in the aggregate;

               (i) there has been no payment, discharge or other satisfaction of any liabilities of Seller, whether direct or indirect, fixed or contingent or otherwise, other than the satisfaction, in the ordinary course of business, of liabilities reflected on the Current Financial Statements or incurred in the ordinary course of business since the Financial Statement Date;

               (j) Seller has not introduced any material change with respect to the Business, including without limitation with respect to the products or services it sells, the areas in which such products or services are sold, its methods of providing its services, products, marketing techniques or its accounting methods; and

               (k) no Material Adverse Change, and no event which is reasonably likely to result in a Material Adverse Change, has occurred.

         2.09. Customers. Schedule 2.09 sets forth a correct and complete list of each of Seller's top twenty (20) customers in terms of dollar volume of services purchased during Seller's fiscal year ended December 31, 2002, and during the nine months ending on the Financial Statement Date, and indicates with respect to each the name and address, dollar volume and nature of the relationship. Seller is not required to provide any material bonding or other financial security arrangements in connection with any of its transactions with any such customer. Since the Financial Statement Date, no such customer has terminated its relationship with, or materially reduced its business activity with, Seller, and Seller has no knowledge that any such customer intends to terminate its relationship with, or materially reduce its business activity with, Seller.

         2.10. Constituent Documents and Governmental Rules. Seller is in compliance with (a) its charter and bylaws and (b) all Governmental Rules applicable to Seller, the Business or the Assets, except, in each case, for such non-compliance as, individually or in the aggregate, has not resulted in, and is not likely to result in, a Material Adverse Change.


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         2.11. Governmental Orders. Schedule 2.11 sets forth a correct and complete list of all Governmental Orders which name Seller or are directed to Seller, the Business or any of the Assets, together with the governmental entity who issued the same and the subject matter thereof. Seller is in compliance with all such Governmental Orders, except for such non-compliance as, individually or in the aggregate, has not resulted in, and is not likely to result in, any Material Adverse Change.

         2.12. Business Permits. Schedule 2.12 sets forth a correct and complete list of all Business Permits and indicates for each whether the same are transferable to Buyer and, if so, whether consent to such transfer is required. Such Business Permits have been validly acquired, are in full force and effect and represent all governmental permits, licenses, franchises, certificates, authorizations, consents and approvals necessary under applicable Governmental Rules for Buyer to carry on the Business as now being conducted and to own, occupy or use the Assets. No violations have been recorded against any such Business Permit, no citation, notice or warning has been issued by any governmental entity with respect to any such Business Permit, no investigation or hearing has been held by or before any governmental entity with respect to any such Business Permit, Seller has not received any notice from any governmental entity that it intends to cancel, revoke, terminate, suspend or not renew any such Business Permit and Seller has no knowledge of any basis for any of the foregoing. Seller is in compliance with all such Business Permits, except for such non-compliance as, individually or in the aggregate, has not resulted in, and is not likely to result in, a Material Adverse Change.

         2.13. Personal Property.

               (a) Schedule 2.13 sets forth a correct and complete list of all agreements applicable to any of the Equipment.

               (b) Except as otherwise disclosed on Schedule 2.13, the Equipment is in good repair and operating condition and is suitable for the purposes for which it is generally used. The Equipment constitutes all equipment, machinery, fixtures, patterns, computer hardware and software and furniture necessary to conduct the Business as currently conducted.

               (c) Except as otherwise disclosed on Schedule 2.13, all Receivables (i) represent amounts receivable for goods actually delivered or services actually provided (or, in the case of non-trade receivables, represent amounts receivable in respect of other bona fide business transactions), (ii) are not subject to any material defenses, counterclaims or rights of setoff,
(iii) have been or will be billed and are or will be generally due and payable within 30 days after billing and (iv) are fully collectible in the ordinary course of business except, in the case of receivables arising prior to the Financial Statement Date, to the extent of the reserves set forth in the


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Current Financial Statements and, in the case of receivables arising after such date, to the extent of a reasonable allowance for bad debts. Schedule 2.13 sets forth the total amount of Receivables outstanding as of the Closing Date, together with the aging of such Receivables, from the due date thereof, based on the following schedule: 0-30 days; 61-90 days; over 90 days; and over 150 days.

         2.14. Intellectual Property. Schedule 2.14 sets forth a correct and complete list of (a) all patents, registered and unregistered trademarks, service marks, logos, corporate and trade names and registered and unregistered copyrights, and all applications therefor, included in the Intellectual Property, (b) all licenses or other agreements pursuant to which any Person has the right to use any Intellectual Property owned by Seller and (c) all licenses or other agreements pursuant to which Seller has the right to use any Intellectual Property owned by others. Seller has the lawful right to use all of the Intellectual Property, and no such use infringes upon the lawful rights of any other Person. To Seller's knowledge, no Person is using any Intellectual Property in a manner which infringes upon the lawful rights of Seller. The Intellectual Property constitutes all intellectual property necessary to conduct the Business as currently conducted.

         2.15. Title Matters. Except as otherwise disclosed on Schedule 2.15, Seller has good and marketable title to all Assets purported to be owned by it, with such Assets being free and clear of all liens, claims and encumbrances of any nature whatsoever (collectively, "LIENS"). On the Closing Date, Seller will transfer to Buyer title to the Assets, free and clear of all Liens. The Assets constitute all of the assets and properties, tangible and intangible, necessary to operate the Business in the manner presently operated by the Seller.

         2.16. Pension and Welfare Plans. Schedule 2.16 sets forth a true, correct and complete list of all Pension Plans and Welfare Plans (collectively, "PLANS"). Except as otherwise disclosed on Schedule 2.16:

               (a) each Plan and each related trust has been established, maintained, administered and funded in all material respects in compliance with ERISA, the Code and all other applicable Governmental Rules;

               (b) no transaction or omission has occurred with respect to any Plan or related trust that could subject Seller or any other Person who owns or operates the Business to any tax or penalty under ERISA, the Code or other applicable Governmental Rules;

               (c) none of the Plans or related trusts have any unfunded liabilities;

               (d) none of the Plans (i) is a "multiemployer plan" (as defined in Section 3(37) of ERISA), (ii) is a "defined benefit plan" (as defined in
Section 3(35) of


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ERISA), (iii) is subject to the minimum funding requirements of Section 302 of
ERISA or Section 412 of the Code or (iv) provides medical, health, life insurance or other welfare-type benefits to former employees of Seller or any ERISA Affiliate;

               (e) there are no actions, suits, claims, demands, investigations or other proceedings pending or, to Seller's knowledge, threatened against any Plan or related trust or any fiduciary thereof;

               (f) there are no outstanding Governmental Orders that name any Plan or related trust or any fiduciary thereof or are directed to any Plan or related trust, any fiduciary thereof or any assets thereof; and

               (g) each Plan and related trust that is intended to be tax-qualified meets the requirements of a tax-qualified plan or tax exempt trust under Section 401(a) and Section 501(a), respectively, of the Code, has received a favorable determination letter from the IRS as to the qualification of such Plan and the tax-exempt status of the related trust (or has filed with the IRS for such a determination letter within the applicable remedial amendment period or is a standardized plan for which the prototype plan sponsor has received a favorable determination letter from the IRS as to the qualification of the standardized plan), and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect the qualification of such Plan or the tax-exempt status of the related trusts.

         As used in this Agreement the following terms have the following meanings:

                  "ERISA" means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended.

                  "ERISA AFFILIATE" means any trade or business which, together with Seller, is treated as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

                  "PENSION PLAN" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA which is maintained for past or present employees of Seller or any ERISA Affiliate or with respect to which Seller or any ERISA Affiliate has any current or potential liability, including without limitation any withdrawal liability.

                  "WELFARE PLAN" means (i) any "employee welfare benefit plan" as defined in Section 3(1) of ERISA which is maintained for past or present employees of Seller or any ERISA Affiliate or with respect to which Seller or any ERISA Affiliate has any current or potential liability and (ii) any other plan or program maintained for past or present employees of Seller, including without any limitation health insurance plan, life insurance plan, option plan, bonus plan, savings plan or severance plan.

         2.17. Personnel Matters.

               (a) Schedule 2.17 sets forth a correct and complete list of (i) all directors, executive officers and Principals of Seller, (ii) all other employees of or consultants to the Business, including "outside employees" (i.e., those employees who provide services directly at the customers' site),
(iii) the current job title or relationship to Seller of each such Person described in clauses (i) and (ii) above, (iv) the amount of compensation (including bonuses and commissions) paid to each such Person during Seller's fiscal year ended December 31, 2002, through the Financial Statement Date, and what each of them is expected to receive in Seller's current fiscal year, (v) any employee benefits or perquisites available to any such Person that are not generally available to employees of Seller or which are utilized by any such Person, and (vi) the number of hours billed by each outside employee during Seller's fiscal year ended December 31, 2002, and through the Financial Statement Date. To Seller's knowledge, no Persons identified pursuant to the previous sentence have threatened to terminate his or her employment with the Seller. Seller reasonably believes that at least 90% of the outside employees will accept employment with Buyer after the Closing.

               (b) Except as otherwise disclosed on Schedule 2.17, Seller is not a party to any employment, consulting or similar agreement or obligation, written or oral, with any Person related to the Business.

               (c) Except as otherwise disclosed on Schedule 2.17, (i) no employees of Seller related to the Business are represented by any labor union or similar organization, (ii) Seller is not party to any collective bargaining or similar agreement covering any of its employees related to the Business and
(iii) no labor union or similar organization or group of employees has made a demand for recognition, filed a petition seeking a representation proceeding, given Seller notice of any intention to hold an election of a collective bargaining representative or engaged in any organizing activities at any time during the past three years.

               (d) Except as otherwise disclosed on Schedule 2.17, (i) no strike, work stoppage, contract dispute or other labor disturbance involving any employees of Seller related to the Business currently exists or, to Seller's knowledge, is threatened and (ii) no investigation, action, claim, demand or proceeding by or before any governmental entity which relates to allegedly unfair or discriminatory employment or labor practices or the violation of any Governmental Rule relating to employment or labor practices with respect to the Business is pending or, to Seller's knowledge, threatened.

         2.18. Insurance. Schedule 2.18 sets forth a correct and complete list of all insurance policies of which Seller is the owner, insured, loss payee or beneficiary and which relate to the Business or any of the Assets and indicates for each such policy any pending claims thereunder. Except as otherwise disclosed on Schedule 2.18: (a) there has been no failure to give any notice or present any material claim under any such policy in a timely fashion or as otherwise required by such policy; (b) all premiums under such policies which were due and payable on or prior to the date hereof have been paid in full; (c) no such policy provides for retrospective or retroactive premium adjustments; (d) Seller has not received notice of disallowance of any claim under any such policy; (e) Seller has not been refused any insurance, nor has its coverage been limited by any carrier; and (f) since January 1, 2000, Seller has maintained, or been the beneficiary of, general liability and professional liability policies reasonable in both scope and amount in light of the risks attendant to the Business and which provide coverage comparable to coverage customarily maintained by others in similar lines of business, and such policies have been "occurrence" policies and not "claims made" policies. Seller has provided to Buyer a correct and complete loss run for each such policy during the past five (5) years.

         2.19. Other Material Business Agreements. Schedule 2.19 sets forth a correct and complete list of all Business Agreements other than (a) Business Agreements listed on any of Schedule 2.13 through Schedule 2.18, (b) Business Agreements involving the payment by or to Seller, or creating any liability of Seller (whether direct or indirect, fixed or contingent), of less than $2,500.00 over the term thereof (exclusive of Business Agreements which require performance by the Company other than the payment of money or the delivery of goods or services) and (c) Business Agreements which constitute, create, evidence or secure any Excluded Assets or Excluded Liabilities.

         2.20. Status of Business Agreements. Each Business Agreement is in full force and effect and is enforceable against Seller and, to Seller's knowledge, the other parties thereto, in accordance with its terms. Seller is in compliance with each such Business Agreement in all material respects. To Seller's knowledge, all other parties to such Business Agreements are in compliance with the terms thereof in all material respects. Except as otherwise disclosed on
Schedule 2.20, each such Business Agreement may be assigned to Buyer without the consent of any other Person.

         2.21. Warranty Liability. Seller has previously delivered to Buyer a correct and complete copy of each express warranty under which it has any warranty obligations. Schedule 2.21 sets forth:

               (a) a correct and complete list of all services performed by Seller with respect to which Seller may have any liability, whether on account of warranty obligations, liability claims or otherwise;

               (b) the number of warranty claims which have been made against Seller on account of such services during the five-year period ended November 21, 2003, together with the amount expended by Seller in each of such years in satisfying such claims, the number of such claims outstanding on the date hereof and the amount which Seller reasonably believes will be necessary to satisfy such outstanding claims; and

               (c) the number of liability claims which have been made against Seller on account of such services during the five-year period ended November 21, 2003, together with the amount expended by Seller in each of such years in defending against or satisfying such claims, the number of such claims outstanding on the date hereof and the amount which Seller reasonably believes will be necessary to defend against or satisfy such outstanding claims.

         2.22. Transactions with Affiliates. Except as otherwise disclosed on
Schedule 2.22: (a) none of the customers, outside employees or suppliers of the Business are Affiliates of Seller or any of its officers, directors or shareholders; (b) none of the Assets are owned or used by or leased to any Affiliates of Seller or any of its officers, directors or shareholders; (c) no Affiliate of Seller or any of its officers, directors or shareholders is a party to any Business Agreement; and (d) no Affiliate of Seller or any of its officers, directors or shareholders provides any legal, accounting or other services to Seller. As used in this Section only, the term "AFFILIATE" means, with respect to any Person, (i) any director, officer, employee, partner or principal of such Person, (ii) any other Person of which such Person is a director, officer, employee, partner or principal, (iii) any Person who directly or indirectly controls or is controlled by, or is under common control with, such Person and (iv) with respect to any Person described above who is a natural person, any spouse and any relative (by blood, adoption or marriage) within the third degree of consanguinity of such Person, and the term "CONTROL" means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. As used elsewhere in this Agreement, the term "AFFILIATE" has the meaning set forth in clause (iii) above.

         2.23. Brokers. Except for Charles Brown, Jr., Seller has not employed or retained, and has no liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby. Seller will be solely liable for all amounts payable to Charles Brown, Jr.

         2.24. Delivery of Documents; Accurate Disclosure. Seller has previously delivered to Buyer correct and complete copies of the items listed on Schedule
2.13 through Schedule 2.19 and of each additional agreement, document and instrument which Buyer (or its accountants or attorneys) has requested in writing. None of the information furnished by Seller to Buyer or any of its representatives in connection with this Agreement and the other Transaction Documents, and none of the representations and warranties of Seller set forth herein, in any other Transaction Document or in any certificate delivered in connection herewith or therewith, (a) is false or misleading in any material respect, (b) contains any untrue statement of a material fact or
(c) omits any statement of material fact necessary to make the same not misleading.


                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

         3.01. Organization. Buyer is a corporation duly organized, validly existing and in good standing in the Commonwealth of Pennsylvania.

         3.02. Power and Authority. Buyer has the corporate power and authority to own its properties and assets, to conduct its business as presently conducted and to execute, deliver and perform this Agreement and the other Transaction Documents.

         3.03. Execution and Binding Effect. This Agreement has been, and on the Closing Date the other Transaction Documents will be, duly and validly executed and delivered by Buyer and constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

         3.04. No Breach, Default, Violation or Consent. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents do not and will not:

               (a) violate Buyer's charter or bylaws;

               (b) breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any contract, agreement, instrument or document to which Buyer is a party or by which Buyer or any of its properties or assets is bound;

               (c) breach or otherwise violate any Governmental Order which names Buyer or is directed to Buyer or any of its properties or assets;

               (d) violate any Governmental Rule; or

               (e) require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any Person.

         3.05. Brokers. Buyer has not employed or retained, and has no liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.


                                   ARTICLE IV
                    SECURITIES REPRESENTATIONS AND COVENANTS

         4.01. Access to Information. Seller recognizes that Parent has made available to it the opportunity to examine such documents from Parent and to ask questions of, and receive full answers from, Parent concerning, among other things, Parent, its financial condition, its management, its prior activities and any other information which Seller considers relevant or appropriate in connection with entering into this Agreement. Seller further represents that the oral information provided by Parent's and Buyer's management, if any, has been consistent with the written information provided.

         4.02. Risks of Investment. Seller acknowledges and understands that the terms of this Agreement and the transactions contemplated hereby have not been reviewed by the SEC or by any state securities authorities. Seller understands that the Shares are characterized as "Restricted Securities" under the Securities Act of 1933, as amended (the "SECURITIES ACT") inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Seller represents that Seller is familiar with Rule 144 of the SEC as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Seller understands that Parent is under no obligation to register any of the Restricted Securities.

         4.03. Investment Experience. Seller understands that the acquisition of the Shares pursuant to this Agreement involves substantial risk. Seller acknowledges that it can bear the economic risk of its investment in the Shares, and has such knowledge and experience in financial or business matters that Seller is capable of evaluating the merits and risks of this investment in the Shares and protecting its own interests in connection with this investment. Seller hereby represents that he is an "accredited investor" as such term is defined under paragraph (a) of Rule 501 of Regulation D promulgated under the Securities Act.

         4.04. Investment Intent. Seller is receiving the Shares for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act, other than pursuant to an effective registration statement under the Securities Act.

         4.05. Further Limitations on Disposition. Without in any way limiting the representations set forth above, Seller further agrees not to make any disposition of all or any portion of the Shares issued to it unless and until: there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or Seller shall have notified Parent of the proposed disposition and shall have furnished Parent with a statement of the circumstances surrounding the proposed disposition, and, at Seller's expense, with an opinion of counsel, if reasonably requested by Parent, reasonably satisfactory to Parent, that such disposition will not require registration of such securities under the Securities Act.

         4.06. Legends. Seller understands and agrees that there will be placed on the certificates evidencing the ownership of the Shares, a restrictive legend, in addition to any legends required by applicable securities laws or by the charter documents of Parent. The legend set forth above may be removed by Parent from any certificate evidencing Shares upon receipt by Parent of an opinion by its counsel, or counsel reasonably satisfactory to Parent, that such security can be freely transferred in a public sale without such a registration statement being in effect.

         4.08. Stop Transfer Instructions; No Requirement to Transfer. Seller agrees that, in order to ensure compliance with the restrictions referred to herein, Parent may issue appropriate "stop transfer" instructions to its transfer agent. Parent shall not be required (i) to transfer or have transferred on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred in violation of any provision of this Agreement.


                                    ARTICLE V
                  TRANSACTIONS PRIOR AND SUBSEQUENT TO CLOSING

         5.01. Conduct of Business Prior and Subsequent to Closing. At all times prior to the Closing Date and for a transition period of sixty (60) days after the Closing Date, Seller shall:

               (a) operate the Business only in the ordinary course and consistent with past practice;

               (b) use its best efforts to preserve its business organization intact, to keep available to Buyer the services of its present officers and employees and to preserve for Buyer the good will of customers, consultants, suppliers and others having business relations with the Business;

               (c) maintain the Equipment and other property used in the Business in good repair and operating condition, ordinary wear and tear excepted;

                  (d) maintain in full force and effect all Business Permits and insurance policies;

                  (e) not enter into any contract or commitment except those made in the ordinary course of business, the terms of which are consistent with past practice and reasonable in light of current conditions;

                  (f) not terminate, cause the termination of, amend, renew or extend any Business Agreement unless in each case such action is in the best interest of the Business;

                  (g) not waive or release any of its rights with respect to the Business or any of the Assets or permit any of such rights to lapse, except pursuant to the terms of this Agreement;

                  (h) not sell, transfer or otherwise dispose of any of the Assets or any interest therein or agree to do any of the foregoing;

                  (i) not incur, make, assume or suffer to exist any Lien, tenancy or other matter affecting title to any of the Assets or any other property needed to operate in the ordinary course of business;

                  (j) not make, change or revoke any tax election or make any agreement or settlement with any taxing authority;

                  (k) not merge or consolidate Seller with or into any other entity or agree to do any of the foregoing;

                  (l) comply with applicable Governmental Rules in all material respects;

                  (m) take no action, and use its best efforts to prevent the occurrence of any event or the existence of any condition, which would result in any of Seller's representations and warranties herein not being true and correct; and

                  (n) promptly inform Buyer of the occurrence of any event or the existence of any condition which constitutes or, with the giving of notice or the passage of time, or both, is likely to constitute, a Material Adverse Change.

         5.02. Casualty, Loss or Damage to Assets. If at any time prior to the Closing Date or during the sixty (60) day transition period any casualty, loss or damage occurs with respect to any Asset then Seller will promptly inform Buyer of the same and, at Buyer's option, will either (a) repair or replace such Asset such that the Asset to be transferred to Buyer hereunder is in a condition at least as good as it was in immediately prior to the occurrence of such casualty, loss or damage or (b) transfer all insurance proceeds payable to Seller on account of such casualty, loss or damage to Buyer at the Closing or, if the damage occurs during the transition period, a reasonable time after receipt of insurance proceeds payable to Seller on account of such casualty.

         5.03. Access to Information. At all times prior to the Closing Date and during the sixty (60) day transition period thereafter, Seller will furnish to Buyer and its employees, counsel, accountants and other agents and consultants
(a) full access during normal business hours to the properties, books and records and personnel of Seller relating to the Business or the Assets and (b) all such information concerning the Business or the Assets as any of them may reasonably request.

         5.04. Revenues. All revenues, income or other benefits generated by or otherwise accruing to the Business within the sixty (60) day transition period following the Closing Date shall belong to Buyer.

         5.05. Exclusivity. For as long as this Agreement is in effect, no Seller Party shall, directly or indirectly, solicit or initiate or enter into discussions or transactions with, or encourage, or provide any information to, any Person concerning the Business or any of the Assets or provide any information to any third party with respect to any such potential transaction. The Seller Parties shall promptly notify Buyer of any solicitation, indication of interest or request for information received at any time from any Person with respect to any of the foregoing.

         5.06. Commercially Reasonable Efforts. The parties agree to use their commercially reasonable efforts to take or cause to be taken and to do or cause to be done all such actions and things as are necessary or advisable, or as may be reasonably requested by the other party, in order to consummate the transactions contemplated hereby and by the other Transaction Documents. Without limiting the generality of the foregoing, the parties agree to take all commercially reasonable actions necessary in order to obtain any consent or approval of any third party, including without limitation any governmental entity, which is required in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby.


                                   ARTICLE VI
                         CLOSING AND CLOSING CONDITIONS

         6.01. Closing. The closing of the transactions contemplated hereby (the "CLOSING") will take place on December 19, 2003, at the offices of Cohen & Grigsby, P.C., 11 Stanwix Street, 15th Floor, Pittsburgh, Pennsylvania 15222, or at such other place as the parties may mutually agree upon. The date on which the Closing occurs is referred to herein as the "CLOSING DATE".

         6.02. Conditions Precedent to Obligations of Buyer. Buyer's obligation to proceed with the Closing is subject to the satisfaction by Seller on or prior to the Closing Date of each of the following conditions precedent:

                  (a) Accuracy of Representations and Warranties. The representations and warranties of Seller set forth herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of such date.

                  (b) Performance and Compliance. Seller shall have performed or complied with each covenant and agreement to be performed or complied with by it hereunder on or prior to the Closing Date.

                  (c) Consents and Approvals. Seller shall have obtained or made each consent to assignment or transfer, authorization, approval, exemption, filing, registration or qualification, if any, listed on any Schedule hereto (including without limitation Schedule 2.04) or which are otherwise necessary (under applicable Governmental Rules or otherwise) for Seller to execute, deliver and perform the Transaction Documents or, in the case of Business Permits and Business Agreements which are not transferable or for which a consent to assignment cannot be obtained, Buyer shall have satisfied itself that it will be able to obtain or enter into similar permits and agreements in its own name, or to otherwise obtain the benefits of such permits and agreements.

                  (d) Litigation. There shall be no pending or threatened action, suit, claim or demand by or before any governmental entity, arbitrator, mediator or other such forum seeking to restrain, prohibit or invalidate any of the transactions contemplated hereby or by any of the other Transaction Documents or seeking monetary relief against Buyer by reason of the consummation of such transactions, and there shall not be in effect any Governmental Order which has such effect.

                  (e) Material Adverse Change. No event shall have occurred and no condition shall exist which constitutes or, with the giving of notice or the passage of time, or both, is likely to constitute, a Material Adverse Change.

                  (f) Documentation of Indebtedness. Seller shall have delivered to Buyer documentation satisfactory to Buyer indicating the source of all items of indebtedness set forth on the Seller's balance sheet as of the Closing Date.

                  (g) Secretary's Certificate. Seller shall have delivered to Buyer a certificate of its Secretary dated the Closing Date and certifying (i) that correct and complete copies of its charter and bylaws are attached thereto,
(ii) that correct and
complete copies of each resolution of its board of directors and shareholders approving this Agreement and the other Transaction Documents to which it is a party and authorizing the execution hereof and thereof and the consummation of the transactions contemplated hereby and thereby are attached thereto and (iii) the incumbency and signatures of the officers of Seller authorized to execute and deliver this Agreement and the other Transaction Documents to which Seller is a party on behalf of Seller.

                  (h) Opinion of Counsel. Seller shall have delivered to Buyer an opinion of Seller's counsel dated the Closing Date and in form and substance reasonably satisfactory to Buyer and its counsel with respect to the matters in Sections 2.01, 2.02, 2.03, 2.04 and 2.07 and such other matters as Buyer or its counsel may reasonably request.

                  (i) Other Transaction Documents. Seller and any other parties thereto (other than Buyer) shall have executed and delivered to Buyer such documents and instruments, in form and substance satisfactory to Buyer and its counsel, as shall be necessary or desirable in order to consummate the transactions contemplated hereby, each dated the Closing Date (together with this Agreement and any agreements listed in Sections 6.02(j) and 6.03(g), the "TRANSACTION DOCUMENTS").

                  (j) Employment Agreements; Retention of Employees. (i) Craig Fusting shall have entered into an employment agreement with Buyer that is satisfactory in form and substance to Buyer and its counsel, and (ii) Buyer shall be satisfied, in its reasonable discretion, that at least 90% of the outside employees will accept employment with Buyer after the Closing.

         6.03. Conditions Precedent to Obligations of Seller. Seller's obligation to proceed with the Closing is subject to the satisfaction by Buyer on or prior to the Closing Date of each of the following conditions precedent:

                  (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of such date.

                  (b) Performance and Compliance. Buyer shall have performed or complied with each covenant and agreement to be performed or complied with by it hereunder on or prior to the Closing Date.

                  (c) Consents and Approvals. Buyer shall have obtained or made each consent, authorization, approval, exemption, filing, registration or qualification, if any, necessary (under applicable Governmental Rules or otherwise) for Buyer to execute, deliver and perform the Transaction Documents.

                  (d) Litigation. There shall be no pending or threatened action, suit, claim or demand by or before any governmental entity, arbitrator, mediator or other such forum seeking to restrain, prohibit or invalidate any of the transactions contemplated hereby or by any of the other Transaction Documents or seeking monetary relief against Seller by reason of the consummation of such transactions, and there shall not be in effect any Governmental Order which has such effect.

                  (e) Secretary's Certificate. Buyer shall have delivered to Seller a certificate of its Secretary dated the Closing Date and certifying (i) that correct and complete copies of its charter and bylaws are attached thereto,
(ii) that correct and complete copies of each resolution of its board of directors and shareholders approving this Agreement and the other Transaction Documents to which it is a party and authorizing the execution hereof and thereof and the consummation of the transactions contemplated hereby and thereby are attached thereto and (iii) the incumbency and signatures of the officers of Buyer authorized to execute and deliver this Agreement and the other Transaction Documents to which Buyer is a party on behalf of Buyer.

                  (f) Opinion of Counsel. Buyer shall, upon Seller's advance written request, have delivered to Seller an opinion of Buyer's counsel dated the Closing Date and in form and substance reasonably satisfactory to Seller and its counsel with respect to the matters in Sections 3.01, 3.02, 3.03 and 3.04 and such other matters as Seller or its counsel may reasonably request.

                  (g) Other Transaction Documents. Buyer and any other parties thereto (other than Seller) shall have executed and delivered to Seller such documents and instruments, in form and substance satisfactory to Seller and its counsel, as shall be necessary or desirable in order to consummate the transactions contemplated hereby, each dated the Closing Date.

                  (h) Purchase Price. Buyer shall have delivered to Seller the payment pursuant to Sections 1.04(a) and (b).


                                   ARTICLE VII
                      NON-COMPETITION AND NON-SOLICITATION

         7.01. Non-Competition and Non-Solicitation.

                  (a) During the five-year period commencing with the Closing Date, neither Seller nor any of its Affiliates or Principals may directly or indirectly actually or attempt to (i) engage in any Competing Business or (ii) own, be employed by, provide financing to, consult with or otherwise render services to any Person who is engaged in any Competing Business; provided, that the ownership of an equity interest of not more than 1% in a publicly traded entity that is engaged in a Competing Business is not a violation of this covenant.

                  (b) During the five-year period commencing with the Closing Date, neither Seller nor any of its Affiliates or Principals may directly or indirectly actually or attempt to (i) solicit the trade of, or trade with, any person or entity that is or was within the four year period immediately prior to the Closing Date a customer, employee or supplier of Buyer or any of its Affiliates (including without limitation customers, employees and suppliers of the Business) or (ii) solicit or induce any employee, distributor, sales representative, agent or contractor of Buyer or any of its Affiliates to terminate, reduce or limit his or its employment or other relationship with Buyer or any of its Affiliates.

                  (c) If Seller or any Principal is in breach of any of the provisions of subsections (a) or (b) above, then the time periods set forth in such subsections, as they relate to the breaching party, will be extended by the length of time during which the breaching party is in breach of any of such provisions.

         As used in this Agreement the following terms have the following meanings:

                  "COMPETING BUSINESS" means the manufacture, marketing, provision or sale of products or services which are competitive with any products or services that are directly or indirectly marketed, sold or being developed by the Business or the Buyer on the Closing Date in the Territory.

                  "TERRITORY" means the United States of America.

         7.02. Equitable Relief. Seller and the Principals acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of Section 7.01 are not performed in accordance with their specific terms or are otherwise breached. Accordingly, Seller and the Principals agree that Buyer is entitled to an injunction or injunctions to prevent breaches of Section 7.01 and has the right to specifically enforce Section 7.01 against them in addition to any other remedy to which Buyer may be entitled hereunder, at law or in equity.

         7.03. Severability. It is the intent of the parties that each provision of Section 7.01 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement of Section 7.01 is sought. In furtherance of the foregoing, each provision of Section 7.01 is severable from each other provision, and any provision thereof which is unenforceable in any jurisdiction is subject to the following:

                  (a) if such provision is contrary to or conflicts with any requirement of any statute, rule or regulation in effect in such jurisdiction, then such requirement will be incorporated into, or substituted for, such unenforceable provision to the minimum extent necessary to make such provision enforceable;

                  (b) the court, agency, arbitrator or mediator considering the matter is hereby authorized to (or, if such court, agency or arbitrator is unwilling or fails to do so, then the parties will) amend such provision to the minimum extent necessary to make such provision enforceable, and the parties hereby consent to the entry of an order so amending such provisions; and

                  (c) if any such provision cannot be or is not reformed and made enforceable pursuant to subsection (a) or (b) above, then such provision will be ineffective in such jurisdiction to the minimum extent necessary to make the remainder of Section 7.01 enforceable in such jurisdiction.

Any application of the foregoing provisions to any provision of Section 7.01 will not affect the validity or enforceability of any other provision thereof or prevent such provision from being enforced as written in any other jurisdiction.


                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.01. Indemnification by Seller Parties. Seller Parties shall, jointly and severally, defend, indemnify and hold harmless Buyer and its equity holders, directors, officers, employees and agents (each a "SELLER INDEMNITEE") from and against any and all claims (including without limitation any investigation, action or other proceeding, whether instituted by a third party against a Seller Indemnitee or by a Seller Indemnitee for the purpose of enforcing its rights hereunder), damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and court costs) that constitute, or arise out of or in connection with:

                  (a) any Excluded Assets or Excluded Liabilities;

                  (b) any misrepresentation or breach of warranty under Article II, Article IV or Section 6.02(a) (a "SELLER PARTY WARRANTY BREACH");

                  (c) any default by a Seller Party in the performance or observance of any of its covenants or agreements hereunder or under any other Transaction Document; or

                  (d) The Assets or the Business prior to the end of the thirty
(30) day transition period after the Closing Date.

         8.02. Indemnification by Buyer. Buyer will defend, indemnify and hold harmless the Seller Parties (each a "BUYER INDEMNITEE") from and against any and all claims (including without limitation any investigation, action or other proceeding, whether instituted by a third party against a Buyer Indemnitee or by a Buyer Indemnitee for the purpose of enforcing its rights hereunder), damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and court costs) that constitute, or arise out of or in connection with:

                  (a) any of the Assets or Assumed Liabilities after the thirty
(30) day transition period following the Closing Date has ended;

                  (b) any misrepresentation or breach of warranty under Article III or Section 6.03(a) (a "BUYER WARRANTY BREACH"); or

                  (c) any default by Buyer in the performance or observance of any of its covenants or agreements hereunder or under any other Transaction Document.

         8.03. Representation, Settlement and Cooperation. If any investigation, action or other proceeding (each a "PROCEEDING") is initiated against any Seller Indemnitee or Buyer Indemnitee (each an "INDEMNITEE") and such Indemnitee intends to seek indemnification from Seller or Buyer (each an "INDEMNITOR"), as applicable, under this Article on account of its involvement in such Proceeding, then such Indemnitee will give prompt notice to the applicable Indemnitor of such Proceeding; provided, that the failure to so notify such Indemnitor will not relieve such Indemnitor of its obligations under this Article, but will reduce such obligations by the amount of damages or increased costs and expenses attributable to such failure to give notice. Upon receipt of such notice, such Indemnitor will diligently defend against such Proceeding on behalf of such Indemnitee at its own expense using counsel reasonably acceptable to such Indemnitee; provided, that if such Indemnitor fails or refuses to conduct such defense, or such Indemnitee has been advised by counsel that it may have defenses available to it which are different from or in addition to those available to such Indemnitor, or that its interests in such Proceeding are adverse to such Indemnitor's interests, then such Indemnitee may defend against such Proceeding at such Indemnitor's reasonable expense. Such Indemnitor or Indemnitee, as applicable, may participate in any Proceeding being defended against by the other at its own expense, and will not settle any Proceeding without the prior consent of the other, which consent will not be unreasonably withheld. Such Indemnitor and Indemnitee will cooperate with each other in the conduct of any such Proceeding.

         8.04. Notice and Satisfaction of Indemnification Claims. Indemnification claims against Seller may be satisfied by set-off against any amounts due to Seller under this Agreement prior to being satisfied out of any other funds of Seller. No indemnification claim will be deemed to have been asserted until the applicable Indemnitor has been given notice by the Indemnitee of the amount of such claim and the facts on which such claim is based. For purposes of Section 8.05, notice of an indemnification claim will be deemed to cover claims arising out of all related Proceedings so long as, in the case of Proceedings instituted by third parties, the Indemnitee complies with Section 8.03. If the Indemnitee is not Buyer or Seller, then such notice will be given on behalf of such Indemnitee by Buyer or Seller, as applicable. Indemnification claims other than those satisfied by set-off will be paid within thirty (30) days after the Indemnitor's receipt of such notice and such evidence of the amount of such claim and the Indemnitor's liability therefor as the Indemnitor may reasonably request.

         8.05. Duration of Certain Indemnification Obligations. Claims for indemnification under Section 8.01(b) may only be asserted within the following time periods:

                  (a) claims arising out of or in connection with any Seller Party Warranty Breach under Section 2.06 (Tax Matters) may be asserted until 90 days after the running of the statute of limitations applicable to the taxable period to which a particular claim relates;

                  (b) claims arising out of any Seller Party Warranty Breach under Section 2.15 (Title Matters) or Section 2.16 (Pension Plans) may be asserted at any time;

                  (c) claims arising out of or in connection with any Seller Party Warranty Breach may be asserted at any time if the applicable representation or warranty was fraudulently or grossly negligently made; and

                  (d) all other claims may be asserted until the fourth anniversary of the Closing Date.

         8.06. Indemnification Threshold. Notwithstanding any other provision hereof, no Indemnitor will have any indemnification obligations under Section 8.01(b) (exclusive of a Seller Party Warranty Breach under Section 2.23 (Brokers)) or Section 8.02(b) (exclusive of a Buyer Warranty Breach under
Section 3.05 (Brokers)) unless and until the claims asserted against such Indemnitor exceed five thousand dollars ($5,000.00) in the aggregate (the "THRESHOLD AMOUNT"); thereafter, such Indemnitor will be liable for all indemnification claims properly asserted against it, including those comprising the Threshold Amount.

         8.07. Exclusive Remedy. Except for such equitable remedies as may be available to enforce the provisions of Article VII and Section 9.03, the indemnifications under this Article are the parties' sole and exclusive monetary remedies, each against the other, with respect to matters arising under this Agreement, of any kind or nature.

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

         9.01. Amendments. This Agreement may be amended only by a writing signed by each of the parties, and any such amendment will be effective only to the extent specifically set forth in such writing.

         9.02. Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned, pledged or otherwise transferred by Seller or the Principals, whether by operation of law or otherwise, without the prior consent of Buyer.

         9.03. Confidentiality.

                  (a) As used in this Section the "CONFIDENTIAL INFORMATION" of a party means all information concerning or related to the business, operations, financial condition or prospects of such party or any of its Affiliates, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and specifically includes (i) all information regarding the officers, directors, employees, equity holders, customers, suppliers, distributors, sales representatives and licensees of such party and its Affiliates, in each case whether present or prospective, (ii) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of such party and its Affiliates and (iii) all financial statements, audit reports, budgets and business plans or forecasts of such party and its Affiliates; provided, that the Confidential Information of a party does not include (A) information which is or becomes generally known to the public through no act or omission of the other party and (B) information which has been or hereafter is lawfully obtained by the other party from a source other than the party to whom such Confidential Information belongs (or any of its Affiliates or their respective officers, directors, employees, equity holders or agents) so long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the party to whom such Confidential Information belongs or any of its Affiliates at the time such Confidential Information was or is disclosed to the other party.

                  (b) Except as otherwise permitted by subsection (c) below, each party agrees that it will not, without the prior written consent of the other party, disclose or use for its own benefit any Confidential Information of the other party.

                  (c) Notwithstanding subsection (b) above, each of the parties is permitted to:

                           (i) disclose Confidential Information of the other
party to its officers, directors, employees, equity holders, lenders, agents and Affiliates, but only to the extent reasonably necessary in order for such party to perform its obligations and exercise its rights and remedies under this Agreement, and such party will take all such action as are necessary or desirable in order to ensure that each of such Persons maintains the confidentiality of any Confidential Information that is so disclosed;

                           (ii) make additional disclosures of or use for its
own benefit Confidential Information of the other party, but only if and to the extent that such disclosures or use are specifically contemplated by this Agreement; and

                           (iii) disclose Confidential Information of the other
party to the extent, but only to the extent, required by Governmental Rules; provided, that prior to making any disclosure pursuant to this subsection, the disclosing party will notify the affected party of the same, and the affected party will have the right to participate with the disclosing party in determining the amount and type of Confidential Information of the affected party, if any, which must be disclosed in order to comply with Governmental Rules.

         9.04. Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, are deemed an original, but all of which constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile will be equally as effective as delivery of a manually executed counterpart of this Agreement.

         9.05. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions.

         9.06. Expenses. Except as otherwise specifically provided herein or in any other Transaction Document, each party is responsible for such expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement and the other Transaction Documents.

         9.07. Further Assurances. The parties will from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required by applicable Governmental Rules or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the intents and purposes of this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, each party agrees to endorse (if necessary) and deliver to the other, promptly after its receipt thereof, any payment or document which it receives after the Closing Date and which is the property of the other.

         9.08. Governing Law. This Agreement is a contract under the laws of the Commonwealth of Pennsylvania and for all purposes will be governed by and construed and enforced in accordance with the laws of said Commonwealth, regardless of any conflict of laws principles to the contrary. The parties consent to personal jurisdiction in a court situated in Allegheny County, Pennsylvania and agree that such forum is convenient.

         9.09. Notices. Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder: (a) will be in writing; (b) will be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or telecopier (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and (c) will be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender's telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier. All such communications will be sent to the following addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five business days' prior notice:

If to Seller Parties:                                       With a copy to:

---------------------------------------------------         O'Connell & Silvis, LLP
---------------------------------------------------         131 West Pittsburgh Street
---------------------------------------------------         Greensburg, PA 15601-2387
Attn:----------------------------------------------         Attn: James R. Silvis, Esq.
Telecopier No.: -----------------------------------         Telecopier No.:(724) 837-9114


If to Buyer:                                                With a copy to:

Richard E. McDonald                                         Cohen & Grigsby, P.C.
Better Solutions, Inc.                                      11 Stanwix Street; 15th Floor
300 Penn Center Boulevard                                   Pittsburgh, PA  15222
Suite 201                                                   Attn:  Brian S. Belanger
Pittsburgh, PA  15235                                       Telecopier No.:  (412) 209-0672
Telecopier No.:  (866) 479-6432

         9.10. Publicity. Seller and the Principals shall not make any press release or other public announcement regarding this Agreement or the other Transaction

Documents or any transaction contemplated hereby or thereby unless Buyer, in its sole discretion, permits such a release, in which case the text of such release or announcement shall be submitted to Buyer for its written approval.

         9.11. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         9.12. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of each of the parties and their respective heirs, successors and permitted assigns.

         9.13. Termination.

                  (a) This Agreement may be terminated at any time prior to the
Closing:

                           (i) by mutual agreement, in writing, of Buyer and
Seller;

                           (ii) by Buyer if there has been a misrepresentation
by Seller or the Principals hereunder, a breach by Seller or the Principals of any of its warranties or covenants set forth herein or if any of the conditions specified in Section 6.02 have not been fulfilled within the time required and have not been waived by Buyer;

                           (iii) by Seller if there has been a misrepresentation
by Buyer hereunder, a breach by Buyer of any of its warranties or covenants set forth herein or if any of the conditions specified in Section 6.03 have not been fulfilled within the time required and have not been waived by Seller; or

                           (iv) by Buyer or Seller if the Closing has not
occurred prior to January 10, 2004; provided, that Buyer or Seller may terminate this Agreement pursuant to this subsection only if the Closing has not occurred on or prior to such date for a reason other than a failure by such party to satisfy the conditions to Closing of the other party set forth in Section 6.02 or 6.03.

                  (b) If this Agreement is terminated by either Seller or Buyer as provided above, then neither party will have any further obligations or liabilities hereunder except for obligations or liabilities arising from a breach of this Agreement prior to such termination or which survive such termination by their own terms.

         9.14. Waivers. The due performance or observance by the parties of their respective obligations hereunder and under the other Transaction Documents will not be waived, and the rights and remedies of the parties hereunder and under the other Transaction Documents will not be affected, by any course of dealing or performance or by any delay or failure of any party in exercising any such right or remedy. The due performance or observance by a party of any of its obligations hereunder or under any other Transaction Document may be waived only by a writing signed by the party against whom enforcement of such waiver is sought, and any such waiver will be effective only to the extent specifically set forth in such writing.

         9.15. Termination of Seller's Operations. Seller acknowledges that from and after the Closing Date it has no right to use its present corporate name or any trade names included in the Assets, except to the extent permitted by Buyer during the sixty (60) day transition period.

         9.16. Certain Employee Matters.

                  (a) Nothing in this Agreement (i) requires Buyer to hire, or to offer to hire, any employees or Principals of Seller, (ii) constitutes an offer to employ such employees or Principals or (iii) requires Buyer to pay any such persons severance pay in the event of termination of employment. Notwithstanding the foregoing, Buyer may make offers of employment to certain of Seller's employees working in the Business, and Seller will use its best efforts to persuade such employees to accept such offers. Prior to the Closing Date and during the transition period thereafter, Seller will afford Buyer reasonable access to Seller's employees to allow Buyer to interview such employees.

                  (b) Buyer does not and will not assume or be responsible for any obligations or liabilities arising out of any employment relationship between Seller and any employee or former employee. Without limiting the generality of the foregoing, Buyer will have no liability or obligation in connection with Seller's past or present employees, officers, directors or Principals and their beneficiaries for (i) contributions to or payments under employee benefit, pension or welfare plans, stock options, programs, arrangements or understandings, (ii) accrued, but unused, sick leave, vacation pay and severance pay, if any, (iii) liabilities or obligations under any collective bargaining agreement or bargaining relationship or (iv) claims, demands, administrative proceedings or suits arising out of or in connection with alleged improper or unlawful employment practices of Seller.

         9.17 Knowledge Seller. References in this Agreement to Seller's knowledge or words of similar import means the knowledge of Seller's Principals, officers, directors and employees, assuming reasonable investigation and inquiry as to the subject matter in question is made.


                            [SIGNATURE PAGE FOLLOWS]

                   SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT


                                     SELLER:
                                     -------

                                     SUPERIOR STAFFING SOLUTIONS, INC.


                                     By:
                                        ---------------------------------------

                                     Title:
                                           ------------------------------------


                                     PRINCIPALS:
                                     -----------

                                     CRAIG FUSTING

                                     Signature:
                                               --------------------------------


                                     CHARLES SMITH

                                     Signature:

                                               --------------------------------


                                     REGINALD BELDEN

                                     Signature:
                                               --------------------------------


                                     BUYER:
                                     ------

                                     BETTER SOLUTIONS, INC.


                                     By:
                                        ---------------------------------------

                                     Title:
                                           ------------------------------------

                             INDEX OF DEFINED TERMS

         The following terms are defined in the Agreement on the following page:

Definition                                                                                                      Page
----------                                                                                                      ----

AFFILIATE........................................................................................................15
AGREEMENT.........................................................................................................1
ASSETS............................................................................................................1
ASSUMED LIABILITIES...............................................................................................3
BELDEN............................................................................................................1
BUSINESS..........................................................................................................1
BUSINESS AGREEMENTS...............................................................................................2
BUSINESS PERMITS..................................................................................................2
BUYER.............................................................................................................1
BUYER INDEMNITEE.................................................................................................26
BUYER WARRANTY BREACH............................................................................................26
CLOSING..........................................................................................................21
CLOSING DATE.....................................................................................................21
CODE..............................................................................................................5
COMPETING BUSINESS...............................................................................................25
CONFIDENTIAL INFORMATION.........................................................................................29
CONTROL..........................................................................................................15
CURRENT FINANCIAL STATEMENTS......................................................................................7
EQUIPMENT.........................................................................................................1
ERISA............................................................................................................12
ERISA AFFILIATE..................................................................................................12
ESTIMATED PAYABLES................................................................................................4
ESTIMATED RECEIVABLES.............................................................................................4
ESTIMATED SURPLUS RECEIVABLES.....................................................................................4
EXCLUDED ASSETS...................................................................................................2
EXCLUDED LIABILITIES..............................................................................................3
FINAL PAYABLES....................................................................................................4
FINAL RECEIVABLES.................................................................................................4
FINAL STATEMENT...................................................................................................4
FINAL SURPLUS RECEIVABLES.........................................................................................4
FINANCIAL STATEMENT DATE..........................................................................................7
FINANCIAL STATEMENTS..............................................................................................7
FUSTING...........................................................................................................1
GAAP..............................................................................................................4
GOVERNMENTAL ORDER................................................................................................6
GOVERNMENTAL RULE.................................................................................................7

Definition                                                                                                      Page
----------                                                                                                      ----

INDEMNITEE.......................................................................................................27
INDEMNITOR.......................................................................................................27
INTELLECTUAL PROPERTY.............................................................................................2
IRS...............................................................................................................8
LIENS............................................................................................................11
MATERIAL ADVERSE CHANGE...........................................................................................6
NORTH CAROLINA OPERATIONS.........................................................................................1
OUTSIDE EMPLOYEES................................................................................................13
PARENT............................................................................................................3
PARENT DISCLOSURE PACKAGE........................................................................................17
PAYABLES..........................................................................................................3
PENSION PLAN.....................................................................................................12
PERSON............................................................................................................7
PLANS............................................................................................................11
PRINCIPALS........................................................................................................1
PROCEEDING.......................................................................................................27
PURCHASE PRICE....................................................................................................3
RECEIVABLES.......................................................................................................2
SECURITIES ACT...................................................................................................17
SELLER............................................................................................................1
SELLER INDEMNITEE................................................................................................26
SELLER PARTIES....................................................................................................1
SELLER PARTY WARRANTY BREACH.....................................................................................26
SELLER'S SURPLUS RECEIVABLES......................................................................................4
SHARES............................................................................................................3
SMITH.............................................................................................................1
TERRITORY........................................................................................................25
THRESHOLD AMOUNT.................................................................................................28
TRANSACTION DOCUMENTS............................................................................................23
WELFARE PLAN.....................................................................................................13